Exhibit d(9)

SUBADVISORY CONSULTING AGREEMENT

Agreement dated as of December 1, 2005, by and between SALOMON BROTHERS ASSET MANAGEMENT INC, a Delaware corporation (“SBAM”) and CITIGROUP ASSET MANAGEMENT LIMITED, a company incorporated under the laws of England (“CAM Limited”).

WHEREAS, pursuant to the Management Agreement dated as of between SBAM and Salomon Brothers Series Funds Inc (the “Management Agreement”), SBAM is the Investment Manager to the Salomon Brothers Strategic Bond Fund (the “Fund”) portfolio of Salomon Brothers Series Funds Inc (the “Company”), an open-end management investment company comprised of separate portfolios of investment companies;

WHEREAS, SBAM desires to retain CAM Limited to assist SBAM in furnishing certain investment services to the Fund;

NOW, THEREFORE, in consideration of the mutual agreements herein made, SBAM and CAM Limited agree as follows:

1. SBAM hereby employs CAM Limited to serve as Sub-Adviser Consultant to SBAM with respect to such portion of the assets of the Fund as SBAM shall allocate (the “Designated Portion”), it being contemplated that all of such assets are to be invested in foreign currencies and the non-dollar denominated debt securities of non-U.S. issuers. CAM Limited will have full power to direct the investment and reinvestment of the assets of the Designated Portion of the Fund in accordance with the requirements of the Management Agreement. CAM Limited hereby accepts such employment and agrees, for the compensation herein provided, to assume all obligations herein set forth. CAM Limited represents, warrants and covenants that it is authorized and regulated by Financial Services Authority (the “FSA”) and has classified the Fund as an Intermediate Customer as defined by the FSA Rules.

2. SBAM will pay CAM Limited, as full compensation for all services provided under this Subadvisory Consulting Agreement, a fee (such portion herein referred to as the “Subadvisory Consulting Fee”) in an amount equal to 75% of the product of the rate set forth on Annex I multiplied by the current value of the net assets of the Designated Portion of the Fund and divided by the current value of the net assets of the Fund. The Subadvisory Consulting Fee shall be accrued for each calendar day in the period commencing as of the date first above written and ending on the date on which this Subadvisory Consulting Agreement terminates and the sum of the daily fee accruals shall be paid to CAM Limited by SBAM at such times and for such periods as CAM Limited and SBAM shall agree.

3. This Agreement shall become effective as of the date first above written and shall remain in force for two years from the date hereof, and for such successive annual periods thereafter but only so long as each such continuance is specifically approved at least annually by (1) a vote of the holders of a majority of the outstanding voting securities of the Fund (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) or by the Fund’s Board of Directors and (2) a majority of the Directors of the Fund who are not parties to this Agreement or interested persons of any such parties (other than as Directors of the Fund), by vote cast in person at a meeting duly called for the purpose of voting on such approval.

4. This Agreement may be terminated at any time without the payment of any penalty: (1) by a vote of a majority of the entire Board of Directors of the Fund on sixty (60) days’ written notice to CAM Limited and SBAM; (2) by vote of the holders of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act); or (3) by CAM Limited or SBAM on 60 days’ written notice to the Fund.

This Agreement shall automatically terminate in the event of its assignment, the term “assignment” for this purpose having the meaning defined in Section 2(a)(4) of the 1940 Act and the rules thereunder.

5. Nothing contained herein shall limit the obligations of SBAM under the Management Agreement.

6. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced in accordance with the laws of the State of New York.

7. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Subadvisory Consulting Agreement to be executed by their officers thereunto duly authorized.

SALOMON BROTHERS ASSET MANAGEMENT INC

By:	/s/ Robert Shepler
Name:	Robert Shepler
Title:	Managing Director

CITIGROUP ASSET MANAGEMENT LIMITED

By:	/s/ Glenn Galloway
Name:	Glenn Galloway
Title:	Chief Financial Officer

ANNEX I

Fund Name	Fee Rate
Salomon Brothers Strategic Bond Fund	0.75%

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